RETURN TO MAIN DOCUMENT

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
Frozen Food Express Industries, Inc.:

We consent to the incorporation by reference in Registration Statement Nos. 033-48494, 033-59465, 033-59461, 333-21831, 333-38133, 333-52701, 333-87915, 333-87913, 333-56204, 333-56248, 333-106696, 333-120568, and 333-128125 on Form S-8 of Frozen Food Express Industries, Inc. of our reports dated March 15, 2007, with respect to the consolidated balance sheets of Frozen Food Express Industries, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-years ended December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting, as of December 31, 2006 and the effectiveness of internal control over financial reporting, as of December 31, 2006, which reports are included herein.
Our report dated March 15, 2007, with respect to the consolidated balance sheets of Frozen Food Express Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-years ended December 31, 2006 refers to the adoption of Statement of Financial Accounting Standard No. 123 (revised 2004), Share Based Payment and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements.
Our report dated March 15, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that Frozen Food Express Industries, Inc. did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weakness has been identified and included in management’s assessment as of December 31, 2006:
The Company lacked adequate policies and procedures to ensure the completeness and accuracy of the reserve for cargo claims. Specifically, the Company lacked (a) adequate policies and procedures to ensure the timely reporting of asserted cargo claims by personnel responsible for the daily management of those claims, and (b) adequate management supervision and review of the reserve for cargo claims. This deficiency resulted in material errors in the reserve for cargo claims and related expenses in the 2006 annual consolidated financial statements.

/s/ KPMG LLP
Dallas, Texas

March 15, 2007